Century Communities Reports Record First Quarter 2018 Results

-  Named the Fastest Growing  Public Homebuilder by Builder Magazine -

-  Delivered Record First Quarter Earnings -

- Home Sales Revenues Increased 74% to $394.8 Million -

- Net New Contracts Grew 44% to a Record 1,378 Homes -

-  Increased Revenue and Deliveries Annual Guidance -

Greenwood Village, Colorado (May 8, 2018) – Century Communities, Inc. (NYSE: CCS), a  leading national homebuilder, today announced financial results for its first quarter ended March 31, 2018.

First Quarter 2018 Highlights Compared to First Quarter 2017

•	Adjusted net income increased 144% to $22.5 million or $0.75 per diluted share and net income increased 128% to $20.0 million or $0.67 per diluted share
•	Home sales revenues increased 74% to $394.8 million
•	Adjusted homebuilding gross margin increased 86% to $91.5 million
•	Adjusted homebuilding gross margin percentage improved to 23.2%
•	Deliveries grew 55% to 941 homes
•	Net new contracts increased 44% to 1,378 homes
•	Backlog improved 60% to 1,757 homes
•	Backlog value increased 69% to $738.0 million
•	Adjusted EBITDA improved 114% to $42.3 million

Dale Francescon, Co-Chief Executive Officer of the Company, stated, “We continued to experience strong momentum across our business during the first quarter 2018 resulting in record earnings. Each region experienced double-digit percentage growth across nearly all key operating metrics. Our increased home deliveries and higher average selling price helped us drive additional gross margin expansion, which accentuates the strength of our dynamic growth strategy and enhanced geographical footprint. We are pleased to report that Century Communities was recently named the fastest growing public homebuilder by Builder Magazine.  As we look forward, we plan to continue deploying capital on sound investments at attractive paybacks, while controlling costs to deliver strong results in our overall business.”

Rob Francescon, Co-Chief Executive Officer of the Company, said, “We remain encouraged by the positive fundamentals exhibited in our markets during the first quarter. Our backlog expanded 60% to a record 1,757 homes as a result of a 44% increase in net new contracts to a record 1,378 homes, an indicator of the strong demand we experienced across our geographies. We continue to develop and open new communities while investing in attractive owned and controlled land parcels that complement our portfolio. Our Wade Jurney Homes joint venture, recently named the fastest growing private homebuilder by Builder Magazine, and our financial services operations both continue to surpass our expectations, providing exceptional returns on investment and accretive earnings. Combined with a focus on sustained execution, we believe our strong balance sheet and increased scale firmly situate our Company to deliver on our growth objectives for the full year 2018 and beyond.”

First Quarter 2018 Results

Adjusted net income for the first quarter increased 144% to a record $22.5 million, or $0.75 per diluted share, as compared to $9.2 million, or $0.42 per diluted share, for the prior year quarter. Net income for the first quarter

2018 increased 128% to $20.0 million, or $0.67 per share as compared to $8.8 million or $0.40 per share for the prior year quarter. Adjusted net income excludes the impact of one-time charges associated with homebuilder acquisitions.

Home sales revenues and deliveries grew to record first quarter levels in the first quarter 2018. Home sales revenues for the first quarter 2018 increased 74% to $394.8 million, compared to $226.4 million for the prior year quarter. The growth in home sales revenues was attributable to a 55% increase in deliveries to 941 homes compared to 608 homes for the prior year quarter, and a higher average sales price of home deliveries of $419,600, compared to $372,400 in the prior year quarter. Deliveries and average sales price of home deliveries in the first quarter of 2018 were both favorably impacted, primarily in the West, by the acquisitions of UCP and Sundquist Homes. Excluding the West, the Company’s legacy regions experienced growth of 22% in both home sales revenues and deliveries.

Adjusted homebuilding gross margin percentage, excluding interest and purchase price accounting, was 23.2% in the first quarter 2018, as compared to 21.7% in the fourth quarter and 21.7% in the prior year quarter. Homebuilding gross margin percentage in the first quarter 2018 was 19.1%, as compared to 19.5% in the prior year quarter, with the difference attributable to a 180 basis point impact of purchase price accounting in the first quarter 2018 partly offset by higher core profitability. SG&A as a percent of home sales revenues improved to 14.3%, compared to 14.7% in the prior year quarter.  With the integration of UCP completing early in the second quarter, we expect to begin realizing synergies later in 2018.

Net new home contracts in the first quarter 2018 increased to a record 1,378 homes, representing an increase of 44%, compared to 957 homes in the prior year quarter, attributable to the addition of the new West region and stronger demand trends in all legacy regions. Excluding the West, the Company’s legacy regions experienced a 21% increase in net new home contracts.  At the end of the first quarter 2018, the Company had a record 1,757 homes in backlog, representing $738.0 million of backlog dollar value, compared to 1,098 homes in backlog, representing $436.0 million of backlog dollar value in the prior year quarter, an increase of 60% in units and 69% in dollar value.

Financial services generated a $1.2 million profit in the first quarter 2018 as compared to a loss of $750 thousand in the prior year quarter. Equity in income of unconsolidated subsidiaries increased 152% to $3.2 million, compared to $1.3 million in the prior year quarter.

Balance Sheet and Liquidity

As of March 31, 2018, the Company had total assets of $1.7 billion, including cash of $52.0 million and inventories of $1.5 billion. Liabilities totaled $983 million, which included $777 million of long-term debt. As of March 31, 2018, the Company had no outstanding borrowings under its $400 million unsecured credit facility.

Full Year 2018 Outlook

David Messenger, Chief Financial Officer of the Company, commented, “We are encouraged by the sustained demand in our markets during the first quarter and believe we are well positioned for continued success throughout the remainder of the year. Based on our current market outlook, we are increasing our expected home deliveries to be in a range of 4,600 to 5,100 homes and our home sales revenues expectation to be in a range of $1.8 billion to $2.1 billion for 2018. We continue to expect our active selling community count to be in the range of 130 to 140 communities at the end of the full year 2018. Additionally, we continue to expect to incur an income tax rate of approximately 25% in 2018.”

Conference Call

The Company will host a webcast and conference call on Tuesday, May 8, 2018 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s first quarter 2018 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-451-6152 (domestic) or 201-389-0879

(international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through June 8, 2018, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13678606.  A replay of the webcast will be available on the Company’s website for at least 12 months.

About Century Communities

Century Communities, Inc. (NYSE: CCS) is one of the nation’s largest U.S. homebuilders, engaged in all aspects of homebuilding, including the acquisition, entitlement and development of land and the construction, marketing and sale of quality homes designed to appeal to a wide range of homebuyers.  The Colorado-based Company operates in 10 states across the West, Mountain, Texas and Southeast Regions and offers title and lending services in select markets through its Parkway Title and Inspire Home Loan subsidiaries. To learn more about Century Communities please visit www.centurycommunities.com.

Non-GAAP Financial Measures

In addition to the Company’s operating results presented in accordance with generally accepted accounting principles (GAAP), this press release includes the following non-GAAP financial measures: Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS), Adjusted Homebuilding Gross Margin, Adjusted EBITDA, and Ratio of Net Debt to Net Capital.  These non-GAAP financial measures should not be used as a substitute for the Company’s operating results presented in accordance with GAAP, and an analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.  Please refer to the reconciliation of each of the above referenced non-GAAP financial measures following the historical financial information presented in this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements in this release include the company’s operating and financial guidance for 2018.  Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. The following important factors could cause actual results to differ materially from those expressed in the forward-looking statement: adverse changes in general economic conditions, ability to identify and acquire desirable land, availability of financing, the effect of interest rate and tax changes, reliance on contractors, and the other factors included in the Company’s most recent Annual Report on Form 10-K.  Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

Century Communities, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three months ended March 31,
	2018	2017
Revenues
Home sales revenues	$394,831	$226,420
Land sales and other revenues	1,459	1,896
	396,290	228,316
Financial services revenue	5,556	—
Total revenues	401,846	228,316
Homebuilding Cost of Revenues	—	—
Cost of home sales revenues	(319,583)	(182,324)
Cost of land sales and other revenues	(877)	(1,144)
	(320,460)	(183,468)
Financial services costs	(4,395)	(754)
Selling, general, and administrative	(56,522)	(33,212)
Acquisition expense	(173)	(523)
Equity in income of unconsolidated subsidiaries	3,168	1,255
Other income (expense)	(357)	437
Income before income tax expense	23,107	12,051
Income tax expense	(3,088)	(3,252)
Net income	$20,019	$8,799

Earnings per share:
Basic	$0.68	$0.40
Diluted	$0.67	$0.40
Weighted average common shares outstanding:
Basic	29,515,531	21,512,289
Diluted	29,833,729	21,722,540

Century Communities, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share amounts)

	March 31,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$29,986	$88,832
Cash held in escrow	21,535	37,723
Accounts receivable	12,006	12,999
Inventories	1,480,208	1,390,354
Mortgage loans held for sale	40,179	52,327
Prepaid expenses and other assets	61,562	60,812
Property and equipment, net	29,816	27,911
Investment in unconsolidated subsidiaries	27,916	28,208
Deferred tax assets, net	8,363	5,555
Amortizable intangible assets, net	2,458	2,938
Goodwill	26,456	27,363
Total assets	$1,740,485	$1,735,022
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$23,194	$24,831
Accrued expenses and other liabilities	146,118	150,356
Senior notes payable	776,742	776,283
Revolving line of credit	—	—
Mortgage repurchase facilities	37,013	48,319
Total liabilities	983,067	999,789
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 29,789,107 and 29,502,624 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	298	295
Additional paid-in capital	569,536	566,790
Retained earnings	187,584	168,148
Total stockholders' equity	757,418	735,233
Total liabilities and stockholders' equity	$1,740,485	$1,735,022

Century Communities, Inc.

Homebuilding Operational Data

Net New Home Contracts

	Three Months Ended
	March 31,
	2018	2017	% Change
West	216	—	NM
Mountain	545	454	20.0%
Texas	149	115	29.6%
Southeast	468	388	20.6%
Total	1,378	957	44.0%

NM – Not meaningful

Home Deliveries

(dollars in thousands)

	Three months ended March 31,
	2018		2017		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	200	$594.6	—	$—	NM	NM
Mountain	343	$420.6	289	$418.5	18.7%	0.5%
Texas	108	$349.9	69	$435.8	56.5%	(19.7)%
Southeast	290	$323.7	250	$301.6	16.0%	7.3%
Total / Weighted Average	941	$419.6	608	$372.4	54.8%	12.7%

NM – Not meaningful

Century Communities, Inc.

Homebuilding Operational Data

Selling Communities

Selling communities at period end	As of March 31,		Increase/(Decrease)
	2018	2017	Amount	% Change

West	14	—	14	NM
Mountain	31	31	—	—%
Texas	29	22	7	31.8%
Southeast	51	35	16	45.7%
Total	125	88	37	42.0%

NM – Not meaningful

Backlog

(dollars in thousands)

	March 31,
	2018			2017			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
West	286	$176,351	$616.6	—	$—	$—	NM	NM	NM
Mountain	657	282,132	$429.4	494	216,396	$438.0	33.0%	30.4%	(2.0)%
Texas	256	92,726	$362.2	197	91,662	$465.3	29.9%	1.2%	(22.2)%
Southeast	558	186,806	$334.8	407	127,945	$314.4	37.1%	46.0%	6.5%
Total / Weighted Average	1,757	$738,015	$420.0	1,098	$436,003	$397.1	60.0%	69.3%	5.8%

NM – Not meaningful

Lot Inventory

	March 31,
	2018			2017			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

West	3,826	1,976	5,802	—	—	—	NM	NM	NM
Mountain	4,863	4,099	8,962	4,169	3,501	7,670	16.6%	17.1%	16.8%
Texas	2,372	4,141	6,513	1,801	2,744	4,545	31.7%	50.9%	43.3%
Southeast	4,840	4,216	9,056	3,343	3,296	6,639	44.8%	27.9%	36.4%
Total	15,901	14,432	30,333	9,313	9,541	18,854	70.7%	51.3%	60.9%

NM – Not meaningful

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS) is a non-GAAP financial measure that we believe is useful to management, investors and other users of the Company’s financial information in evaluating its operating results and understanding its operating trends without the effect of certain non-recurring items. The Company believes excluding certain non-recurring items provides more comparable assessment of its financial results from period to period. Adjusted Diluted EPS is calculated by excluding the effect of acquisition costs and purchase price accounting for acquired work in process from the calculation of reported EPS.

Adjusted Diluted Earnings Per Common Share

(in thousands, except share and per share amounts)

	Three months ended
	March 31,
	2018	2017
Numerator
Net income	$20,019	$8,799
Less: Undistributed earnings allocated to participating securities	(49)	(117)
Net income allocable to common stockholders	$19,970	$8,682
Denominator
Weighted average common shares outstanding - basic	29,515,531	21,512,289
Dilutive effect of restricted stock units	318,198	210,251
Weighted average common shares outstanding - diluted	29,833,729	21,722,540
Earnings per share:
Basic	$0.68	$0.40
Diluted	$0.67	$0.40

Adjusted Earnings per share
Numerator
Income before income tax expense	$23,107	$12,051
Purchase price accounting for acquired work in process inventory	7,269	13
Acquisition expense	173	523
Adjusted income before income tax expense	30,549	12,587
Adjusted income tax expense(1)	(8,096)	(3,397)
Adjusted net income	22,454	9,190
Less: Undistributed earnings allocated to participating securities	(55)	(122)
Adjusted net income allocable to common stockholders	$22,399	$9,068

Denominator - Diluted	29,833,729	21,722,540

Adjusted diluted earnings per share	$0.75	$0.42
(1)

The tax rate used in calculating adjusted net income was 26.5% for the three months March 31, 2018.  The tax rate used is reflective of the Company’s GAAP tax rate for the applicable periods adjusted for certain discrete items.  For the three months ended March 31, 2017, the Company’s GAAP tax rate was utilized.

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory is not a measurement of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that indebtedness and acquisitions have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Gross Margin from Home Sales Excluding Interest and Purchase Price Accounting for Acquired Work in Process Inventory

(in thousands)

	Three months ended March 31,

	2018	%	2017	%

Home sales revenues	$394,831	100.0%	$226,420	100.0%
Cost of home sales revenues	(319,583)	(80.9)%	(182,324)	(80.5)%
Gross margin from home sales	75,248	19.1%	44,096	19.5%
Add: Interest in cost of home sales revenues	8,959	2.3%	4,956	2.2%
Adjusted homebuilding gross margin excluding interest	84,207	21.3%	49,052	21.7%
Add: Purchase price accounting for acquired work in process inventory	7,269	1.8%	13	0.0%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$91,476	23.2%	$49,065	21.7%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. The Company defines adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) depreciation and amortization expense, and (v) adjustments resulting from the application of purchase accounting for acquired work in process inventory related to business combinations. The Company believes adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, the Company’s management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. The Company’s presentation of adjusted EBITDA should not be construed as an indication that its future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

(in thousands)

	Three months ended March 31,
	2018	2017	% Change
Net income	$20,019	$8,799	127.5%
Income tax expense	3,088	3,252	(5.0)%
Interest in cost of home sales revenues	8,959	4,956	80.8%
Interest expense (income)	2	1	100.0%
Depreciation and amortization expense	2,726	1,383	97.1%
EBITDA	34,794	18,391	89.2%
Purchase price accounting for acquired work in process inventory	7,269	13	56,447.0%
Purchase price accounting for investment in unconsolidated subsidiaries outside basis	30	825	(96.4)%
Acquisition expense	173	523	(66.9)%
Adjusted EBITDA	$42,266	$19,752	114.0%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Net Debt to Net Capital

The following table presents the Company’s ratio of net debt to net capital, which is a non-GAAP financial measure.  The Company calculates this by dividing net debt (notes payable and revolving line of credit less cash held in escrow and cash and cash equivalents) by net capital (net debt plus total stockholders’ equity). The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

(in thousands)

	March 31,	December 31,
	2018	2017
Total debt	$813,755	$824,602
Total stockholders' equity	757,418	735,233
Total capital	$1,571,173	$1,559,835
Debt to capital	51.8%	52.9%

Total debt	$813,755	$824,602
Cash and cash equivalents	(29,986)	(88,832)
Cash held in escrow	(21,535)	(37,723)
Net debt	762,234	698,047
Total stockholders' equity	757,418	735,233
Net capital	$1,519,652	$1,433,280

Net debt to net capital	50.2%	48.7%

Contact Information:

Investor Relations:

303-268-8398

InvestorRelations@CenturyCommunities.com